EXHIBIT 3.149
STATE of DELAWARE
CERTIFICATE of FORMATION of
Red Rock Behavioral Health LLC
➢	FIRST: The name of the limited liability company is Red Rock Behavioral Health LLC.

➢	SECOND: The address of its registered office in the State of Delaware is 3500 S. Dupont Hwy. In the City of Dover, County of Kent. The name of the Registered Agent at such address is Paracorp Incorporated.

➢	IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Red Rock Behavioral Health LLC this 20th day of May, 2005.

/s/ Jessica Sierras
Authorized Person

Jessica Sierras